UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Under Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 24, 2026

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9001 Spectrum Center Blvd.
San Diego, California 92123
(Address of Principal Executive Offices)

(858) 836-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.004 par value	RMD	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2026, ResMed Inc. (the “Company”) announced that Brett Sandercock, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, will retire from his role as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer.

Mr. Sandercock will continue to serve as Chief Financial Officer until May 4, 2026, immediately following which he will become Special Advisor to Mick Farrell, Chairman and Chief Executive Officer through December 31, 2026. Mr. Sandercock will continue to receive his current salary, benefits and vesting of long-term equity incentives and will remain eligible for a six month, pro-rata payment of his short-term incentive for fiscal year 2027.

From January 1, 2027, through December 31, 2027, Mr. Sandercock will continue as Special Advisor to Mr. Farrell in a consulting role. During the consulting period he will remain eligible for continued vesting of outstanding equity awards in accordance with the ordinary terms of such equity grants and our equity incentive plans.

Mr. Sandercock’s decision to retire did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On April 30, 2026, the Company also announced it appointed Aaron Bloomer, age 40, as Chief Financial Officer, effective May 4, 2026. Mr. Bloomer will serve as our Principal Financial Officer and Principal Accounting Officer.

Mr. Bloomer most recently served as Executive Vice President and Chief Financial Officer of Exact Sciences Corporation (NASDAQ: EXAS), where he led global finance and served as a key advisor to the CEO and Board. Prior to Exact Sciences, Mr. Bloomer held senior finance leadership roles at Baxter International Inc. (NYSE: BAX), a global medical device company, and 3M Company (NYSE: MMM), a global industrial, consumer and safety products company.

Mr. Bloomer’s compensation will include annual base salary of $725,000, a sign-on bonus of $150,000, an annual short-term cash incentive bonus target of 80% of his base salary, which will be, payable pro-rata for fiscal year 2026. The sign-on bonus is subject to repayment if Mr. Bloomer voluntarily terminates employment within 24 months of his start date. Mr. Bloomer will receive a long-term performance equity grant of $3,300,000 when he joins the Company. Consistent with the other executive team members, Mr. Bloomer’s sign-on equity grant will be divided equally between executive restricted stock units, and performance stock units. The performance stock units will be equally divided between (i) absolute total shareholder return and (ii) relative total shareholder return measured against the S&P 500. Like the rest of the executive team, the sign-on equity grant is designed to align Mr. Bloomer’s interests with long-term shareholder value creation. Mr. Bloomer will also receive relocation assistance to move to San Diego.

In addition to the foregoing, for fiscal year 2027, Mr. Bloomer will be eligible for an equity grant of $3,300,000 in November 2026, subject to review and approval by the Compensation and Leadership Development Committee of the Board of Directors.

Mr. Bloomer will also be eligible to participate in the Company’s executive severance and change in control arrangements, consistent with other senior executives of the Company.

The Company intends to file Mr. Bloomer’s signed offer letter as an exhibit to its Form 10-Q for the quarter ended March 31, 2026 and the foregoing description is qualified in its entirety by reference to such offer letter..

There are no offer or understandings between Mr. Bloomer and any other person pursuant to which he was appointed. There are no family relationships between Mr. Bloomer and any director or executive officer, and no related party transactions requiring disclosure under Item 404(a) of Regulation S-K.

On April 30, 2026, we issued a press release announcing Mr. Sandercock’s retirement and Mr. Bloomer’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibits:	Description of Document

99.1	Press Release dated April 30, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL, document)

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: April 30, 2026	ResMed Inc.
(registrant)

	By:	/s/ Michael J. Rider
	Name:	Michael J. Rider
	Its:	Global General Counsel and Secretary